EXHIBIT 99.1

For Further Information:

Bionova Holding Corporation

(609)-744-8105

BIONOVA HOLDING ANNOUNCES MAILING OF
TRANSACTION STATEMENT RELATING TO GOING-PRIVATE TRANSACTION

Nogales, Arizona—March 9, 2004—Bionova Holding Corporation (Pink Sheets: BVAH) announced today that it has mailed to its stockholders a Transaction Statement relating to the previously-announced financial restructuring that will result in Bionova Holding becoming a private company (the “Transaction”).  As part of the Transaction, Bionova Holding will be merged with an affiliate and the public stockholders will be paid $0.09 for each share they hold of Bionova Holding’s common stock.

Bionova Holding and its parent company, Savia, S.A. de C.V., have filed an amended Transaction Statement on Schedule 13E-3 with the Securities and Exchange Commission and expect to complete the Transaction on March 29, 2004.   The completion of the Transaction is subject to the following conditions: the absence of any threatened or pending litigation or other legal action relating to the Transaction; neither Bionova Holding nor Savia incurring significant expenses associated with the Transaction, other than approximately $650,000 of professional fees and other expenses that Bionova Holding contemplates will be incurred by the parties in connection with the preparation and dissemination of the Schedule 13E-3 and Transaction Statement and the closing of the Transaction in an efficient and prompt manner; the fairness opinion of AgriCapital Securities Inc., Bionova Holding’s independent financial advisor, not being withdrawn prior to the consummation of the Transaction; not more than 10% of the unaffiliated stockholders electing to exercise their statutory dissenters’ rights in connection with, and prior to the effectiveness of, the merger; the absence of any law or order or other event preventing the Transaction; and other conditions described in the Transaction Statement.